EXHIBIT 99.2

July 18, 2018

Board of Directors

KapStone Paper and Packaging Corporation

1101 Skokie Blvd., Suite 300

Northbrook, IL 60062

Members of the Board:

We hereby consent to the inclusion of our opinion letter, dated January 28, 2018, to the Board of Directors of KapStone Paper and Packaging Corporation (“KapStone”) as Annex C to, and to the references thereto under the headings “Summary—Opinions of KapStone’s Financial Advisors—Moelis & Company LLC,” “Proposal 1: Adoption of the Merger Agreement—Background of the Mergers,” “Proposal 1: Adoption of the Merger Agreement—KapStone’s Reasons for the Mergers; Recommendation of the KapStone Board of Directors” and “Proposal 1: Adoption of the Merger Agreement—Opinions of KapStone’s Financial Advisors—Moelis & Company LLC” in, the proxy statement/prospectus relating to the proposed transaction involving KapStone and WestRock Company, which proxy statement forms a part of the Amendment No. 3 to the Form S-4 Registration Statement of Whiskey Holdco, Inc.

By giving such consent, we do not thereby admit that we are experts with respect to any part of such Proxy Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under Section 7 of, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

MOELIS & COMPANY LLC